Exhibit 10.1
FORM OF

SERVICE–BASED

RESTRICTED STOCK AWARD CERTIFICATE

Non-transferable
GRANT TO

________ __________
(“Grantee”)

by CatchMark Timber Trust, Inc. (the “Company”) of
______ shares of its Class A common stock, $0.01 par value (the “Shares”)

pursuant to and subject to the provisions of the CatchMark Timber Trust, Inc. 2021 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award certificate (this “Certificate”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

The Shares will vest (become non-forfeitable) as to the percentages of the Shares and on the respective dates specified in the following schedule, provided that Grantee is employed by the Company on each respective Vesting Date:

Vesting Date	Percent of Shares Vested

By accepting the Shares, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan.

IN WITNESS WHEREOF, CatchMark Timber Trust, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

CATCHMARK TIMBER TRUST, Inc. By: ___________________________ Name: Its:	Grant Date: ______________

Exhibit 10.1
TERMS AND CONDITIONS

1. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered to or in favor of any party, or be subjected to any lien, obligation or liability of Grantee to any other party. If Grantee’s employment with the Company terminates for any reason other than as set forth in subsections (b) or (d) of Section 2 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of termination, and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section 1 shall apply to all Shares or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Shares.

2. Expiration and Termination of Restrictions. The restrictions imposed under Section 1 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):
(a) as to the percentage of the Restricted Shares specified on the cover page hereof, on the respective dates specified on such cover page, provided that Grantee is employed by the Company on each such date;
(b) as to all of the Restricted Shares, upon termination of Grantee’s employment by the Company by reason of Grantee’s death or Disability;
(c) as to all of the Restricted Shares, upon the occurrence of a Change in Control, unless the Restricted Shares are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control; or
(d) if the Restricted Shares are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, upon the termination of Grantee’s employment by the Company without Cause or Grantee‘s resignation for Good Reason [(as such terms are defined in Grantee’s Employment Agreement with the Company and CTT Employee, LLC, dated as of March 11, 2021)] within two years after the effective date of the Change in Control. [For purposes of this Certificate, “Good Reason” shall mean any of the following, without Grantee’s written consent: (i) a material diminution in Grantee’s base salary; (ii) a material diminution in Grantee’s authority, duties, or responsibilities; or (iii) the relocation of the Company’s principal office to a location that is more than fifty (50) miles from the location of the Company’s principal office on the Grant Date. A termination by Grantee shall not constitute termination for Good Reason unless Grantee shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than thirty (30) days after the initial occurrence of such event) (the “Good Reason Notice”), and the Company has not taken action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Grantee within thirty (30) days following its receipt of such Good Reason Notice. Grantee’s date of termination for Good Reason must occur within a period of ninety (90) days after the occurrence of an event of Good Reason.]

3. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. Any certificate for the Restricted Shares issued during the Restricted Period shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws): “This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Certificate between the registered owner of the shares represented hereby and CatchMark Timber Trust, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Certificate, copies of which are on file in the offices of CatchMark Timber Trust, Inc.” Stock certificates for the Shares,

Exhibit 10.1
without the first above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements under the rules of any Exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

4. Voting Rights. Grantee, as beneficial owner of the Shares, shall have full voting rights with respect to the Shares during and after the Restricted Period.

5. Dividend Rights. Grantee shall accrue cash and non-cash dividends, if any, paid with respect to the Restricted Shares, but the payment of such dividends shall be deferred and held (without interest) by the Company for the account of Grantee until the expiration of the Restricted Period. During the Restricted Period, such dividends shall be subject to the same vesting restrictions imposed under Section 2 as the Restricted Shares to which they relate. Accrued dividends deferred and held pursuant to the foregoing provision shall be paid by the Company to the Grantee promptly upon the expiration of the Restricted Period (and in any event within thirty (30) days of the date of such expiration).

6. No Right of Continued Employment. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate.

7. Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code (an “83(b) Election”). To effect such 83(b) Election, Grantee may file an appropriate election with Internal Revenue Service within 30 days after award of the Shares and otherwise in accordance with applicable Treasury Regulations. The Company or an employing Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the grant or vesting of the Shares. The withholding requirement shall be satisfied by withholding from the award Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements (up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification). The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

8. Clawback. The Shares shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type and that any amendments to such policy deemed necessary by the Committee in its sole discretion to comply with applicable law or listing requirements shall be applicable to Grantee.

9. Severability. If any one or more of the provisions contained in this Certificate are invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

10. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

Exhibit 10.1
11. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

12. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to CatchMark Timber Trust, Inc., 5 Concourse Parkway, Suite 2650, Atlanta, GA 30328: Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.